EXHIBIT 4.5

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 19, 2001

The Washington Post Company, a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, Citibank, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), SunTrust Bank ("SunTrust"), as syndication agent, and The Chase Manhattan Bank ("Chase"), as documentation agent, agree as follows:

PRELIMINARY STATEMENTS

(1)        The Borrower is party to a 364-Day Credit Agreement dated as of September 20, 2000 (the "Existing Credit Agreement") with the banks, financial institutions and other institutional lenders party thereto and Citibank, as administrative agent for the Lenders and such other lenders.  Capitalized terms not otherwise defined in this Amendment and Restatement shall have the same meanings as specified in the Existing Credit Agreement.

(2)        The parties to this Amendment and Restatement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as set forth in the Existing Credit Agreement with the following amendments.

(3)        The Borrower has requested that the Lenders agree to extend credit to it from time to time in an aggregate principal amount of up to $250,000,000 for general corporate purposes of the Borrower and its Subsidiaries not otherwise prohibited under the terms of this Amendment and Restatement.  The Lenders have indicated their willingness to agree to extend credit to the Borrower from time to time in such amount on the terms and conditions of this Amendment and Restatement.

SECTION 1.  Amendments to the Existing Credit Agreement.  The Existing Credit Agreement is, effective as of the date of this Amendment and Restatement and subject to the satisfaction of the conditions precedent set forth in Section 2, incorporated in and made a part of this Amendment and Restatement and amended as follows:

(a)  Section 1.01 is, amended by deleting the definitions of "Applicable Margin", "Applicable Percentage", "Lenders" and "Termination Date" set forth therein and replacing them, respectively, with the following new definitions thereof:

"Applicable Margin" means as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	0%	0.12%
II	0%	0.15%
III	0%	0.22%

"Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Percentage
I	0.03%
II	0.05%
III	0.06%

"Lenders" means, collectively, each Initial Lender and each other Person that shall become a party hereto pursuant to Sections 8.07(a), (b) and (c).

"Termination Date" means the earlier of (a) September 18, 2002, subject to the extension thereof pursuant to Section 2.17 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non‑Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

(b)        The definition of "Commitment" in Section 1.01 is amended by replacing the words "the signature pages hereof" with the words "Schedule I hereto".

(c)        Section 4.01(e) is amended (i) by deleting the date "January 2, 2000" in each place where it appears and substituting therefor the date "December 31, 2000", (ii) by deleting the date "April 2, 2000" in each place where it appears and substituting therefor the date "July 1, 2001" and (iii) by deleting the phrase "three months" in each place where it appears and substituting therefor the phrase "six months".

(d)        Schedule I is deleted in its entirety and replaced with Schedule I to this Amendment and Restatement.

SECTION 2.  Conditions of Effectiveness of this Amendment and Restatement.  This Amendment and Restatement shall become effective as of the date first above written (the "Restatement Effective Date") when and only if:

(a)        The Agent shall have received counterparts of this Amendment and Restatement executed by the Borrower and all of the Initial Lenders or, as to any of the Initial Lenders, advice satisfactory to the Agent that such Initial Lender has executed this Amendment and Restatement.

(b)        On the Restatement Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Restatement Effective Date, stating that:

(i)         The representations and warranties contained in Section 4.01 of the Existing Credit Agreement are correct in all material respects on and as of the Restatement Effective Date, and

(ii)        No event has occurred and is continuing that constitutes a Default.

(c)        The Agent shall have received on or before the Restatement Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i)         Certified copies of the resolutions of the Board of Directors of the Borrower authorizing this Amendment and Restatement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and Restatement.

(ii)        A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Amendment and Restatement and the other documents to be delivered hereunder.

(iii)       A favorable opinion of Diana M. Daniels, general counsel for the Borrower, substantially in the form of Exhibit E to the Existing Credit Agreement but with such modifications as are required to address the Existing Credit Agreement, as amended by this Amendment and Restatement, in form and substance reasonably satisfactory to the Initial Lenders.

(iv)       A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.  Reference to and Effect on the Existing Credit Agreement and the Notes.  (a)  On and after the effectiveness of this Amendment and Restatement, each reference in the Existing Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Existing Credit Agreement, and each reference in the Notes to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment and Restatement.

(b)        The Existing Credit Agreement and the Notes, as specifically amended by this Amendment and Restatement, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)        Without limiting any of the other provisions of the Existing Credit Agreement, as amended by this Amendment and Restatement, any references in the Existing Credit Agreement to the phrases "on the date hereof", "on the date of this Agreement" or words of similar import shall mean and be a reference to the date of this Amendment and Restatement.

SECTION 4.  Costs and Expenses.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and Restatement, the Notes and the other documents to be delivered hereunder (including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent with respect  hereto and thereto) in accordance with the terms of Section 8.04 of the Existing Credit Agreement.

SECTION 5.  Execution in Counterparts.  This Amendment and Restatement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment and Restatement by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment and Restatement.

SECTION 6.  Governing Law.  This Amendment and Restatement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER

THE WASHINGTON POST COMPANY By /s/ John Morse Title: Vice President

CITIBANK, N.A. as Agent By /s/ Carolyn Kee Title: Vice President

Initial Lenders
Agent

CITIBANK, N.A. By /s/ Carolyn Kee Title: Vice President Syndication Agent

SUNTRUST BANK By /s/ Nancy R. Petrash Title: Director

Documentation Agent THE CHASE MANHATTAN BANK By /s/ Charles Swarns, Jr. Title: Vice President

SCHEDULE I TO THE AMENDMENT AND RESTATEMENT

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office

The Chase Manhattan Bank	$75,000,000	4 Metrotech Center 22nd Floor Brooklyn, NY 11245 Attn: Charles Swarns T: 718 242-3792 F: 718 242-3846	4 Metrotech Center 22nd Floor Brooklyn, NY 11245 Attn: Charles Swarns T: 718 242-3792 F: 718 242-3846

Citibank, N.A	$100,000,000	Two Penns Way New Castle, DE 19720	Two Penns Way New Castle, DE 19720

SunTrust Bank	$75,000,000	1445 New York Avenue, NW Washington, DC 20005 Attn: Nancy Petrash T: 202 879-6432 F: 202 879-6137	1445 New York Avenue, NW Washington, DC 20005 Attn: Nancy Petrash T: 202 879-6432 F: 202 879-6137

TOTAL OF COMMITMENTS	$250,000,000